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                       August 4, 2022

       Jon Gloeckner
       Senior Vice President, Treasurer & Financial Reporting
       Impac Mortgage Holdings, Inc.
       19500 Jamboree Road
       Irvine, California 92612

                                                        Re: Impac Mortgage
Holdings, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 11,
2022
                                                            File No. 001-14100

       Dear Mr. Gloeckner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction